As filed with the Securities and Exchange Commission on September 27, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUMULUS MEDIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4159663
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

(404) 949-0700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lewis W. Dickey, Jr.

Chairman, President and Chief Executive Officer

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

(404) 949-0700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A common stock, par value $0.01 per share
Total			$100,000,000	$13,640

(1)	This registration statement covers up to $100.0 million of Class A common stock which may be offered from time to time in unspecified amounts and at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such number of additional shares of Class A common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 27, 2013

PROSPECTUS

CUMULUS MEDIA INC.

$100,000,000

Class A Common Stock

We may offer and sell, from time to time in one or more offerings, up to $100.0 million of our Class A common stock, par value $0.01 per share.

Each time we sell Class A common stock hereunder, we will attach a supplement to this prospectus that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide whether to invest in our Class A common stock.

We may offer the Class A common stock directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the shares of Class A common stock, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution.”

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “CMLS.” The last reported sale price of our Class A common stock on September 27, 2013 was $5.35 per share.

Investing in our Class A common stock involves risks. You should carefully consider the risk factors set forth or incorporated by reference in this prospectus, in the applicable prospectus supplement and in our periodic reports filed from time to time with the Securities and Exchange Commission, as described under the section entitled “Risk Factors” on page 3 of this prospectus, before making any decision whether to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time in one or more offerings, up to $100.0 million of Class A common stock. This prospectus provides certain general information about the Class A common stock that we may offer and sell. Each time we sell Class A common stock under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

Each prospectus supplement may also add, update or change the information contained in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement before making any investment decision. You should read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or in any free writing prospectus which may be prepared by or on behalf of us or to which we refer you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any Class A common stock other than the registered Class A common stock to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

References in this prospectus to the terms “we,” “us,” “Cumulus,” “our company” or other similar terms mean Cumulus Media Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. For purposes of federal and state securities laws, forward-looking statements are all statements other than those of historical fact and are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “should,” “will,” and similar expressions, whether in the negative or the affirmative. These statements include statements regarding the intent, belief or current expectations of Cumulus and its directors and officers with respect to, among other things, future events, financial results and financial trends expected to impact Cumulus.

Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and other factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	the possibility that we may be unable to achieve certain expected revenue results, including as a result of unexpected factors or events;

•	our ability to execute our business plan and strategy;

•	our ability to execute and implement our acquisition and divestiture strategies;
•	the possibility that we may be unable to achieve cost-saving or operational synergies in connection with any acquisitions or business improvements, or achieve them within the expected time periods;

•	general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, including the impact of decreased spending by advertisers;
•	our ability to attract, motivate and/or retain key executives and associates;
•	increased competition in the radio broadcasting industry;

•	the impact of current or pending legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	changes in policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in market conditions that could impair our goodwill or intangible assets;

•	changes in interest rates; and

•	other risks and uncertainties.

Many of these factors are beyond our control or are difficult to predict, and their ultimate impact could be material. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference in this prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, we do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

We own and operate commercial radio station clusters throughout the United States. We believe we are the largest pure-play radio broadcaster in the United States based on number of stations owned and operated. At June 30, 2013, we owned or operated approximately 520 radio stations (including under local marketing agreements) in 108 United States media markets and operated nationwide radio networks serving over 5,000 affiliates. At June 30, 2013, under local marketing agreements, we provided sales and marketing services for 14 radio stations in the United States.

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997. Our principal executive office is located at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. Our telephone number is (404) 949-0700. Our website address is www.cumulus.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth in our periodic reports filed with the SEC and incorporated by reference in this prospectus, and any risk factors that may be contained in, or incorporated by reference into, any applicable prospectus supplement. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes included or incorporated by reference into this prospectus or any prospectus supplement. Additional risks and uncertainties that are not yet identified or that we do not currently believe to be material may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the Class A common stock offered by this prospectus for general corporate purposes, which may include, among other things, repayment of debt, capital expenditures, the financing of possible business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead. If we intend to use the net proceeds from a particular offering of Class A common stock for a specific purpose other than as set forth above, we will describe that in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our third amended and restated certificate of incorporation and our amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of the third amended and restated certificate of incorporation and our amended and restated by-laws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.

Authorized Capital Stock

We are authorized to issue 1,450,644,871 shares divided into four classes consisting of: (1) 750,000,000 shares designated as Class A common stock, par value $0.01 per share; (2) 600,000,000 shares designated as Class B common stock, par value $0.01 per share; (3) 644,871 shares designated as Class C common stock, par value $0.01 per share; and (4) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 have been designated as Series A preferred stock and 150,000 have been designated as Series B preferred stock. As of July 23, 2013, we had 178,396,041 outstanding shares of common stock consisting of (i) 162,326,226 shares of Class A common stock; (ii) 15,424,944 shares of Class B common stock; and (iii) 644,871 shares of Class C common stock, no shares of our Series A preferred stock outstanding and 77,241 shares of our Series B preferred stock outstanding.

Common Stock

General

Except with respect to voting and conversion rights, shares of Class A common stock, Class B common stock and Class C common stock are identical in all respects.

Voting

Holders of shares of our Class A common stock are entitled to one vote per share on each matter submitted to a vote of stockholders; except as provided by law or as described below, holders of our Class B common stock are not entitled to vote; and holders of shares of our Class C common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. Under our amended and restated by-laws, unless otherwise required by our amended and restated certificate of incorporation or Delaware law, the affirmative vote of a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter and represented at a meeting will be the act of the stockholders. Cumulative voting for director nominees is not allowed.

All actions submitted to a vote of Cumulus stockholders are voted on by holders of our Class A common stock and our Class C common stock, voting together as a single class. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock.

Dividends

After payment of the preferential amounts to which the holders of any shares ranking prior to the common stock are entitled, the holders of shares of Class A common stock, Class B common stock (and warrants to purchase either of such shares) and Class C common stock are entitled to share equally on a per share basis (in the case of holders of warrants, based upon their ownership of Class A common stock or

Class B common stock, as the case may be, underlying their warrants on an as-exercised basis) in dividends as may be declared by our board of directors from time to time. In the case of dividends or other distributions payable on Class A common stock, Class B common stock, Class C common stock or, to the extent required by the terms of any outstanding warrants to purchase shares of our common stock, including distributions pursuant to stock splits or dividends, the holders of Class A common stock, Class B common stock, Class C common stock and such warrants will share equally on a per share basis, and only Class A common stock will be distributed with respect to Class A common stock, only Class B common stock will be distributed with respect to Class B common stock and only Class A common stock will be distributed with respect to Class C common stock. In no event will any of the Class A common stock, Class B common stock or Class C common stock be split, divided or combined unless each other class is proportionately split, divided or combined. In addition, no distribution will be made to holders of warrants or common stock if (1) the Communications Act of 1934, as amended (the “Communications Act”) or Federal Communications Commission (“FCC”) rules and policies prohibit such distribution to the holders of warrants or (2) our FCC counsel opines that such distribution is reasonably likely to cause (a) Cumulus to violate the Communications Act or FCC rules or policies or (b) any such holder of warrants would then be deemed to hold an attributable interest in Cumulus under FCC rules and policies.

Conversion and Transfer

Shares of Class B common stock and Class C common stock are convertible at any time, or from time to time, at the option of the holder without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis. In addition, if a holder of Class B common stock or Class C common stock transfers such shares to any transferee, in the case of Class B common stock, concurrent with such transfer each transferred share of Class B common stock will automatically convert into one share of Class A common stock, and, in the case of Class C common stock, if the transferee is not an affiliate or related party of Lewis W. Dickey, Jr., the chairman, president and CEO of Cumulus (referred to as the principal), concurrent with such transfer each transferred share of Class C common stock will automatically convert into one share of Class A common stock. Further, upon the death of the principal or the disability of the principal which results in the termination of the principal’s employment with Cumulus, each share of Class C common stock held by the deceased or disabled principal will automatically be converted into one share of Class A common stock. Notwithstanding the foregoing, Cumulus is not required to convert (including in connection with a transfer) any share of Class B common stock or Class C common stock if Cumulus reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules or regulations promulgated under each such act.

As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares must provide Cumulus with any information it reasonably requests to enable it to ensure compliance with applicable law.

To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (1) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Cumulus’ outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Cumulus to be in violation of the Communications Act or FCC rules and policies; (2) prohibit any transfer of Cumulus stock which Cumulus believes could cause more than 25% of Cumulus’ outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (1); (3) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Cumulus to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; and (4) redeem capital stock to the extent necessary to bring Cumulus into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Cumulus’ FCC authorizations.

Our third amended and restated certificate of incorporation provides that all shares of common stock will bear a legend regarding restrictions on transfer and ownership.

Preemptive Rights

Class A common stock, Class B common stock and Class C common stock do not carry any preemptive rights enabling a holder to acquire unissued shares of Cumulus or securities of Cumulus convertible into or carrying a right to subscribe to or acquire shares. Our board of directors possesses the power to issue shares of authorized but unissued Class A common stock without further stockholder action.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of Cumulus, whether voluntarily or involuntarily, after payment or provision for payment of Cumulus’ debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the Class A common stock, the Class B common stock and the Class C common stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A common stock, the Class B common stock and the Class C common stock shall be entitled to share pro rata in Cumulus’ remaining assets in proportion to the respective number of shares of common stock held by each holder compared to the aggregate number of shares of Cumulus common stock outstanding.

Preferred Stock

Authorized shares of preferred stock may be issued from time to time by our board of directors, without stockholder approval, in one or more series. Subject to the provisions of our third amended and restated certificate of incorporation and the limitations prescribed by Delaware law, our board of directors is expressly authorized to adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

In September 2011, Cumulus created and issued $125.0 million in initial liquidation value of shares designated as Series A preferred stock, par value $0.01 per share (the “Series A preferred stock”). In August 2013, in connection with the issuance of the Series B preferred stock (described below), Cumulus redeemed all outstanding shares of Series A preferred stock. No other shares of Series A preferred stock are issuable in the future.

In August 2013, Cumulus created and issued $77.2 million in initial liquidation value of shares designated as Series B preferred stock, par value $0.01 per share (the “Series B preferred stock”). The shares of Series B preferred stock were issued to certain affiliates of Canyon Capital LLC pursuant to an investment agreement, and no such shares are issuable thereafter, except for such shares as may be issued as dividends in lieu of any cash dividends. The Series B preferred stock has a liquidation value equal to $1,000 per share, plus any accrued but unpaid dividends, and will mature on March 24, 2020, at which time we will be required to redeem all shares of Series B preferred stock then outstanding for their liquidation value, plus any accrued but unpaid dividends. We are required to redeem the Series B preferred stock in certain circumstances and may redeem the Series B preferred stock at our option at any time. The Series B preferred stock generally does not have voting rights, except with respect to any amendment to our third amended and restated certificate of incorporation that would adversely affect the rights, privileges or preferences of the Series B preferred stock or the creation of a class or series of shares senior to, or pari passu with, the Series B preferred stock as to dividends, redemption or upon liquidation, and consent rights over certain other of our actions that could adversely affect the our ability to fulfill our obligations under the Certificate of Designations relating to the Series B preferred stock.

Holders of Series B preferred stock are entitled to receive mandatory and cumulative dividends in an amount per annum equal to the dividend rate (described below) multiplied by the $1,000 liquidation preference per share, calculated on the basis of a 360-day year, from the date of issuance, whether or not declared and whether or not we report net income. Dividends on the Series B preferred stock accrue at a rate of 12% per annum until September 30, 2014, thereafter at a rate of 14% per annum until March 31, 2015, and thereafter at a rate of 17% per annum, in each case subject to increase as described below. Dividends are payable in cash, except that, if on any dividend payment date we do not have cash on hand and availability under our financing agreements to pay dividends due in full in cash, we will be required to pay the portion of such dividend that we are unable to pay in cash through the issuance of additional shares of Series B preferred stock. In such event, the applicable dividend rate will increase by 200 basis points until all accrued but unpaid dividends outstanding on the Series B preferred stock are paid in cash and all shares of Series B preferred stock previously issued in lieu of cash dividends are redeemed in full. If we do not redeem all outstanding shares of Series B preferred stock on the maturity date therefor, the applicable dividend rate will increase by 300 basis points until all shares of Series B preferred stock are redeemed. Payments of dividends on the Series B preferred stock are in preference and prior to any dividends payable on any class of our common stock and, in the event of any liquidation, dissolution or winding up of the Company, holders of Series B preferred stock are entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of our common stock.

The holders of a majority of the then outstanding shares of Series B preferred stock have the right to cause the Company to exchange, at any time but subject to (i) such proposed exchange not creating or resulting in a default or event of default under any of our then-applicable financing agreements and (ii) certain other conditions, all then outstanding shares of Series B preferred stock for an aggregate principal amount of subordinated unsecured notes of Cumulus Media Holdings, Inc., a wholly owned subsidiary of the Company, which we refer to as Holdings, equal the aggregate liquidation preference for the shares of Series B preferred stock so exchanged. Such subordinated unsecured notes would bear interest at the same rate, and be payable at the same time and in the same manner, as dividends on the Series B preferred stock (except that any pay-in-kind interest would be payable through issuance of additional subordinated unsecured notes), would have the same mandatory and optional redemption terms as the Series B preferred stock, and would have a maturity date that is the same as the maturity date of the Series B preferred stock. Such subordinated unsecured notes would also provide that Holdings would be subject to covenants and restrictions on its operations similar to those set forth in the Certificate of Designations for the Series B preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of Cumulus by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cumulus management. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, any preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock at a premium or may otherwise adversely affect the market price of our common stock.

Warrants

Pursuant to our acquisition of Citadel Broadcasting Corporation, which we refer to as Citadel, in September 2011, which we refer to as the Citadel Acquisition, we issued warrants to purchase 47,573,724 shares of common stock to holders of Citadel common stock and warrants. The warrants entitle holders to purchase, on a one-for-one basis, shares of Cumulus Class A common stock. Such warrants are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share of Cumulus common stock. The exercise price of such warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like.

Also in September 2011, as part of an equity investment related to the financing of the Citadel Acquisition, which we refer to as the Equity Investment, Cumulus issued warrants to purchase 24,052,302 shares of Class A common stock to UBS Securities LLC, which we refer to as UBS, and certain other entities to which UBS syndicated a portion of its commitment in connection with the financing for the Citadel Acquisition. Those warrants have the same terms as the warrants to purchase Class A common stock described in the previous paragraph.

Pursuant to the terms and conditions of the agreement governing the warrants issued in connection with the Citadel Acquisition, which we call the Citadel Warrant Agreement, upon the request of a holder of such warrants, we have the right to issue to that holder, upon exercise of such warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at our discretion, we have the right to exchange warrants to purchase an equivalent number of shares of Class B common stock for warrants to purchase shares of Class A common stock. The Citadel Warrant Agreement also provides that holders of warrants issued pursuant to the Citadel Acquisition or in the Equity Investment as described above will share in any distributions made with respect to the Company’s common stock on an as-exercised basis.

In addition, but pursuant to a separate warrant agreement, Cumulus issued to an affiliate of Crestview Partners II, L.P., which we refer to as Crestview, warrants to purchase, at an exercise price of $4.34 per share, 7,776,498 shares of Class A common stock. The warrants issued to Crestview are exercisable until September 16, 2021, and the exercise price of $4.34 per share is subject to standard weighted average adjustments in the event Cumulus subsequently issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance or sale. In addition, the number of shares of Class A common stock issuable upon exercise of such warrants, and the exercise price of such warrants, are subject to adjustment in the case of stock splits, dividends and the like.

Stockholders Agreement

In connection with the Equity Investment, we entered into a stockholders agreement, which we refer to as the Stockholders Agreement, with Crestview, Macquarie Capital (USA) Inc., UBS and certain other stockholders. The Stockholders Agreement provides, among other things, that the size of our board of directors will be set at seven members. Under this agreement, Crestview has the right to designate two individuals for nomination to our board of directors, and each of certain other stockholders has the right to designate one individual for nomination to our board of directors. This agreement provides that the other two positions on the board will be filled by individuals selected and nominated by our board of directors, each of whom must meet applicable independence criteria. The Stockholders Agreement also provides that, for so long as Crestview is the largest stockholder of Cumulus, it will have the right to have one of its designees, who shall meet the definition of an independent director and who is elected to the board of directors and is selected by it, appointed as the “lead director” of the board of directors. Further, the parties to the Stockholders Agreement (other than Cumulus) have agreed to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to Cumulus’ stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights generally survive for so long as it continues to own a specified percentage of Cumulus stock, subject to certain exceptions.

Subject to certain exceptions, the Stockholders Agreement provides that, until September 16, 2018, any Cumulus stockholder party to such agreement who, together with its controlled affiliates, beneficially owns 15% or more of Cumulus’ outstanding common stock, which we refer to as a Significant Stockholder, may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of Cumulus not owned by them immediately following the closing of the Equity Investment. The Stockholders Agreement also generally provides that, until September 16, 2018, no Significant Stockholder will, or will permit any of its affiliates to, engage in any transaction or series of transactions that would constitute a going-private transaction of Cumulus, subject to certain exceptions. The Stockholders Agreement also provides that, subject to certain exceptions, no Significant Stockholder will transfer its Cumulus stock or warrants to a person or group that is, to the Significant Stockholder’s knowledge, a specified competitor of Cumulus or that, following such transfer, would beneficently own greater than 10% of Cumulus’ common stock. In addition, pursuant to and during the term of the Stockholders Agreement, Crestview is restricted from exercising the warrants issued to it pursuant to the Investment Agreement or buying shares of Cumulus’ common stock if such exercise or purchase would cause Crestview to beneficially own more than 64,804,148 shares of Cumulus’ common stock.

Certain Statutory and Other Provisions

There are provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our third amended and restated certificate of incorporation, our amended and restated by-laws, and the Stockholders Agreement, that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by Cumulus stockholders.

The DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

The DGCL provides that special meetings of stockholders may be called by the board of directors or such other persons as may be designated by the certificate of incorporation or the bylaws. Our third amended and restated certificate of incorporation contains a provision that allows a special meeting of stockholders to only be called by (1) the Chairman of our board of directors, (2) our Chief Executive Officer, or (3) by our board of directors, upon demand of the holders of Cumulus shares representing at least 25% of all the votes entitled to be cast on any issue to be considered at the special meeting, in accordance with the procedures set forth in our amended and restated by-laws. In addition, our third amended and restated certificate of incorporation prohibits stockholder action by written consent.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the Class A common stock.

PLAN OF DISTRIBUTION

We may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of Class A common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We may sell the Class A common stock offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	by any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell the Class A common stock on a continuing basis.

If we use underwriters for a sale of Class A common stock, the underwriters will acquire the shares for their own account. The underwriters may resell the shares of Class A common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Class A common stock will be subject to the conditions stated in the applicable underwriting agreement. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The underwriters, dealers and agents that participate in the distribution of Class A common stock may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the Class A common stock may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement, if required, will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

We may enter into derivative transactions with third parties, or sell Class A common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of Class A common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Class A common stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use shares of Class A common stock received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge shares of Class A common stock covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the Class A common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum underwriting compensation to be received by any FINRA member or independent broker-dealer is not expected to exceed 8% of the maximum aggregate offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

If 5% or more of the net proceeds of any offering of Class A common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through the website we maintain at http://www.cumulus.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any applicable prospectus supplement, the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than, in each case any documents or information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such documents or information are to be considered “filed” under the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on March 18, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on May 7, 2013) and June 30, 2013 (filed on July 30, 2013);

•	Our Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Stockholders filed with the SEC on April 12, 2013 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

•	Our Current Reports on Form 8-K filed on December 20, 2011 (solely Exhibit 99.3 thereto), February 19, 2013, March 22, 2013, May 15, 2013, June 4, 2013, August 7, 2013 and August 30, 2013 and on Form 8-K/A filed on August 12, 2011 (solely Exhibit 99.1 thereto); and

•	The description of Cumulus’ common stock contained in the Registration Statement on Form 8-A, as amended, filed by Cumulus pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings free of charge by writing or telephoning us at:

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

Attention: Investor Relations

Telephone Number: (404) 949-0700

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of Class A common stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Jones Day will pass upon the validity of the shares of Class A common stock that may be offered by this prospectus.

EXPERTS

Cumulus

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Cumulus Media Inc. Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMP

The financial statements of Cumulus Media Partners, LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus by reference to the Cumulus Media Inc. Current Report on Form 8-K/A dated August 12, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Citadel

The consolidated financial statements of Citadel Broadcasting Corporation as of December 31, 2010 (Successor) and 2009 (Predecessor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and the two year period ended December 31, 2009 (Predecessor), incorporated by reference in this prospectus to the Cumulus Media Inc. Form 8-K dated December 20, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the Class A common stock being registered.

SEC registration fee	$13,640
Legal fees and expenses		(1)
Printing fees		(1)
Accounting fees and expenses		(1)
Trustee’s fees and expenses		(1)
Transfer agent and registrar fees		(1)
Miscellaneous		(1)

Total		$(1)

(1)	These fees will be calculated based on the shares of Class A common stock offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Cumulus’ certificate of incorporation provides that no director shall be liable to Cumulus or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Cumulus’ certificate of incorporation does not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to Cumulus or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring before the effective date of Cumulus’ certificate of incorporation.

Cumulus’ by-laws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of Cumulus or is or was serving at Cumulus’ request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by Cumulus to the fullest extent permitted or required by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, Cumulus shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by Cumulus’ board.

This right to indemnification includes the right to have paid by Cumulus the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL so requires, such an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Cumulus of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Cumulus’ by-laws or otherwise. The rights to indemnification and to the advancement of expenses conferred in Cumulus’ by-laws are contract rights and these rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the indemnitee’s heirs, executors and administrators.

The rights to indemnification and to the advancement of expenses conferred in Cumulus’ by-laws are not exclusive of any other right which any person may have or hereafter acquire under any statute, its certificate of incorporation, its by-laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

Cumulus generally maintains insurance, at its expense, to protect it and any person who is or was one of its directors, officers, employees or agents or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not it would have the power to indemnify such person against such liability under the DGCL.

Cumulus may, to the extent authorized from time to time by its board, grant rights to indemnification and to the advancement of expenses to any of its employees or agents to the fullest extent of the provisions of its by-laws with respect to the indemnification and advancement of expenses of our directors and officers.

Item 16.	Exhibits

INDEX

Exhibit Number	Description of Exhibits

1.1	Form of Underwriting Agreement (to be filed, if necessary, by amendment or on a Current Report on Form 8-K prior to or concurrently with the applicable offering of securities).

3.1	Third Amended and Restated Certificate of Incorporation of Cumulus Media Inc. (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8-K, filed on September 22, 2011).
3.2	Certificate of Designations of Series A Preferred Stock of Cumulus Media Inc. (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K, filed on September 22, 2011).
3.3	Certificate of Designations of Series B Preferred Stock of Cumulus Media Inc. (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8-K, filed on August 7, 2013).
3.4	Amended and Restated By-laws of Cumulus Media Inc., as amended through November 8, 2011 (incorporated herein by reference to Exhibit 3.3 to our quarterly report on Form 10-Q, filed on November 14, 2011).
4.1	Form of Class A common stock certificate (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on August 2, 2002).
4.2	Form of Class B common stock certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to our Registration Statement on Form S-3/A, Registration No. 333-176294).
4.3	Warrant Agreement, dated as of June 29, 2009, among Cumulus Media Inc., the Consenting Lenders signatory thereto and Lewis W. Dickey, Sr., Lewis W. Dickey, Jr., John W. Dickey, Michael W. Dickey, David W. Dickey, Lewis W. Dickey, Sr. Revocable Trust and DBBC, LLC (incorporated herein by reference to Exhibit 10.2 to Cumulus Media Inc.’s Current Report on Form 8-K, File No. 000-24525, filed on June 30, 2009).

4.4	Form of Warrant Certificate (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on June 30, 2009).
4.5	Warrant Agreement, dated as of September 16, 2011, between Cumulus Media Inc. and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K, filed on September 22, 2011).
4.6	Form of Warrant Statement (included in Exhibit 4.5) (incorporated by reference to Exhibit A-1 to Exhibit 4.2 to our current report on Form 8-K, filed on September 22, 2011).
4.7	Form of Global Warrant Certificate (included in Exhibit 4.5) (incorporated by reference to Exhibit A-2 to Exhibit 4.2 to our current report on Form 8-K, filed on September 22, 2011).
4.8	Warrant, dated as of September 16, 2011, issued to Crestview Radio Investors, LLC (incorporated herein by reference to Exhibit 4.5 to our current report on Form 8-K, filed on September 22, 2011).
4.9	Registration Rights Agreement, dated as of August 1, 2011, by and among the Company and the Stockholders (as defined therein) that are parties thereto (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on August 4, 2011).
4.10	Indenture, dated as of May 13, 2011, by and among Cumulus Media Inc., each of the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on May 16, 2011).
4.11	Form of 7.75% Senior Note due 2019 (included in Exhibit 4.10) (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on May 16, 2011).
4.12	First Supplemental Indenture, dated September 16, 2011, between Cumulus Media Inc., Cumulus Media Holdings Inc., the other parties signatory thereto and U.S. Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on September 22, 2011).
4.13	Second Supplemental Indenture, dated as of October 16, 2011, by and among Cumulus Media Holdings Inc., each of the subsidiaries of Cumulus Media Holdings Inc. signatory thereto and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.12 to our quarterly report on Form 10-Q, filed on November 14, 2011).
4.14	Third Supplemental Indenture, effective October 17, 2011, by and among Cumulus Media Inc., Cumulus Media Holdings Inc., the other parties thereto and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.5 to our registration statement on Form S-4/A, filed on March 5, 2012).
4.16	Registration Rights Agreement, dated as of September 16, 2011, by and among Cumulus Media Inc., Crestview Radio Investors, LLC, UBS Securities LLC, and certain other signatories thereto (incorporated herein by reference to Exhibit 10.5 to our current report on Form 8-K, filed on September 22, 2011).
4.17	Stockholders Agreement, dated as of September 16, 2011, among Cumulus Media Inc., BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P., Blackstone FC Communications Partners L.P., Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C., MIHI LLC, UBS Securities LLC, and any other person who becomes a party thereto pursuant to section 3.1 thereof (incorporated herein by reference to Exhibit 10.6 to our current report on Form 8-K, filed on September 22, 2011).
5.1	Opinion of Jones Day.
23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Jones Day (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on the signature page hereto).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 27th day of September, 2013.

CUMULUS MEDIA, INC.

By:	/s/ JOSEPH P. HANNAN
Joseph P. Hannan
Senior Vice President, Treasurer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Cumulus Media Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Joseph P. Hannan and Richard S. Denning and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 one or more Registration Statement(s) on Form S-3 relating to the registration for sale of the debt and/or equity securities of the Company, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, with full power and authority to do and perform any and all acts and things whatsoever required, necessary or desirable to be done in the premises, hereby ratifying and approving the act of said attorneys and any of them and any such substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ LEWIS W. DICKEY, JR. Lewis W. Dickey, Jr.	Chairman, President, Chief Executive Officer and Director(Principal Executive Officer)	September 27, 2013

/s/ JOSEPH P. HANNAN Joseph P. Hannan	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2013

/s/ RALPH B. EVERETT Ralph B. Everett	Director	September 27, 2013

/s/ ALEXIS GLICK Alexis Glick	Director	September 27, 2013

/s/ JEFFREY MARCUS Jeffrey Marcus	Director	September 27, 2013

Name	Title	Date

/s/ ARTHUR J. REIMERS Arthur J. Reimers	Director	September 27, 2013

/s/ ROBERT H. SHERIDAN, III Robert H. Sheridan, III	Director	September 27, 2013

/s/ DAVID M. TOLLEY David M. Tolley	Director	September 27, 2013

Exhibit Index

Exhibit Number	Description of Exhibits

5.1	Opinion of Jones Day.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Jones Day (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on the signature page hereto).